Exhibit 99.1

Dear Shareholders,

Last quarter, we made three commitments, and we want to begin by showing where each one stands.

● What we said	● Where it stands
Complete the ramp of Chungju line to 1 million NDAA-compliant cells per year, in about a month.	Completed in the third quarter. The line is now producing and delivering cells to customers.
Narrow our net loss in the second half of the year.	GAAP net loss of $13.4 million, down about 25% from $17.9 million in the second quarter.
Release Molecular Universe 4.0 later this year.	Molecular Universe 4.0, our M-Lab system, is now in evaluation with leading battery manufacturers.

Third quarter revenue was $6.6 million, up 31% from $5.1 million in the second quarter. Operating expenses decreased, and GAAP net loss narrowed to $13.4 million, or $0.04 per share. We are reiterating our full-year 2026 revenue outlook of $30 million to $35 million.

SES manufactures high-performance lithium batteries for drones and unmanned systems in our own NDAA-compliant factory in Korea. Today, the largest share of our revenue comes from energy storage, where our battery intelligence software sets us apart, with the remainder coming from materials and Molecular Universe, our battery materials discovery platform.

Introducing the Flywheel – Charge, Fly and Discover

We are excited to introduce our flywheel concept, a new way to describe our business that remains entirely consistent with the strategy we have been executing since earlier this year. Our three businesses work together as one engine—the SES Flywheel—comprising three components: Charge, Fly and Discover.

Charge, our energy storage business, is our revenue base today. Fly, our drone cells, is our next growth engine. And Discover, our Molecular Universe business, compounds over time. The engine runs from discovery to deployment: Molecular Universe discovers better materials, better materials make better cells, and

1	Letter to Our Shareholders	Q3 2026

better cells win drone and energy storage customers. What we learn from those customers feeds back into Molecular Universe, making each turn of the Flywheel faster than the last. Today, that engine is accelerating fastest in drones, and we believe this momentum will help us to scale profitably over time. Each part has a distinct role: Charge is where our battery intelligence sets us apart, Fly is where we are directing our incremental capital, and Discover is the advantage that makes the other two better. We will start with Fly, our top growth priority, and then cover Charge and Discover.

Three strategic priorities follow from the Flywheel. First, drones and unmanned systems are our central growth priority, and that is where our incremental capital is going. Second, energy storage is our revenue base today, where we lead with battery intelligence. Third, Molecular Universe has matured into a platform that powers our own cells and software, and we expect it to generate revenue independently.

1Drones and Unmanned Systems (Fly)

Drone makers choose batteries based on range, speed, payload, power density, and country of manufacture. SES brings more than 14 years of experience in developing high-energy and high-power-density cells, including lithium-metal, anode-free, and high-silicon lithium-ion technologies. Molecular Universe enables us to develop and tailor those cells quickly, whether a customer needs low-

temperature performance, high-temperature performance, fast charging, or a specific chemistry.

We manufacture those cells in our own factory in Chungju, Korea. We have invested over $100 million in this facility since 2021, and we have retooled its modern production equipment specifically for drone cells. Most of our competitors rely on contract manufacturers. We own our production capacity, supply chain, and design, giving us direct control over quality, cost, and delivery.

In the third quarter, we completed the ramp-up of our Chungju production line to an installed capacity of 1 million NDAA-compliant cells per year, and the line has been running since early October. The plant earned ISO 9001 certification for NDAA-compliant drone cells. We believe this installed capacity of 1 million NDAA-compliant drone cells per year is the largest in the world today. We have hosted dozens of visits from customers and government officials, including half a dozen customer quality audits, with

2	Letter to Our Shareholders	Q3 2026

many of these customers are recent award recipients of the U.S. Government’s drone dominance program.

The market is moving in our favor. U.S. and allied defense customers are shifting their battery supply chains away from China, and more customers now require NDAA-compliant supply, or at a minimum, supply from outside China.

We have secured PO from multiple participants and winners of the Drone Dominance Program Gauntlet challenge and now have more than 50 drone makers and pack integrators in our pipeline seeking NDAA cells. About half a dozen have audited our production line. Since our Chungju line began scaled production in October, we expect to see a more meaningful revenue contribution from the drone business starting in Q4 as sample orders convert into mass production purchase orders.

Our ongoing customers discussions indicate potential demand exceeding 3 million NDAA-compliant cells per year, which is why we are beginning a staged expansion in Korea. A new, higher-speed line is designed to increase our capacity from 1 million to 3 million cells per year. The increased capacity will mainly come from releasing bottleneck steps in the process. We expect the line to reach the expanded capacity by the end of Q2 2027.

Chungju production line ramp-up complete: 1M NDAA-compliant cells/year capacity, with production and deliveries underway since early October.

2Energy Storage Systems (Charge)

Energy storage remains our largest source of revenue today, contributing approximately half of our total revenue in the third quarter. What sets us apart is our battery intelligence. Our BMS, Edge Box, and SOX software are built on our deep knowledge of cell chemistry, and they help operators optimize capacity utilization, extend battery useful life, and improve operational safety.

3	Letter to Our Shareholders	Q3 2026

Customers choose our systems for a simple reason. Industry estimates of battery state of charge and state of health are often off by 7% to 10%, leading customers to buy extra capacity to compensate for the error. Edge Box reduces that error to about 3% or less, allowing customers to buy less capacity for the same project. Edge Box runs on the customer’s own site, keeping operating data private, and is trained on the specific cells within each system, supporting safer operation.

That intelligence also strengthens our economics. Because Edge Box can monitor and balance cells from different suppliers, we can source cells from multiple vendors and production lines instead of depending on a single source, strengthening our purchasing leverage and reducing costs.

3Molecular Universe (Discover)

We built Molecular Universe to accelerate battery materials discovery, and it has delivered. It underpins the performance of our drone cells and the algorithms in our energy storage software. SES is the strongest customer success story for Molecular Universe. The models are now mature enough to sell directly to battery manufacturers. Molecular Universe 4.0 is a closed-loop system called M-Lab that integrates dry data predicted or simulated from advanced models and wet experimental data collected from autonomous labs. It runs fully on-premises and air-gapped at customer sites and continuously improves and fine-tunes using the customer’s autonomously generated data. We officially launched Molecular Universe 4.0 at the recent 17th Advanced Lithium Batteries for Automotive Applications (ABAA) conference, and several of the world’s largest battery manufacturers are actively evaluating M-Lab solutions today.

Security is also a major reason customers choose us. Battery makers will not allow proprietary data to leave their premises or be used to train external models, and Molecular Universe runs fully on-premises and air-gapped.

Molecular Universe is the Discover component of our flywheel, and it is what makes each turn faster than the last. It accelerates the development of our own cells and software, drives subscription and materials revenue from customers, and generates key intellectual property we build along the way. Over the next three to five years, we believe Molecular Universe will power the majority of our product development.

4	Letter to Our Shareholders	Q3 2026

Financial Highlights

Revenue and Gross Margin

Revenue for the third quarter was $6.6 million, up 31% from $5.1 million in the second quarter. Energy storage represented approximately 47% of revenue, with the balance from materials and, to a lesser extent, drone cell samples.

Our GAAP gross margin was 4.9% in the quarter, compared to 22.6% in the second quarter, primarily due to lower-margin sales of older energy storage hardware inventory due to line and product upgrades. Currently, our ESS team is upgrading from the older 5 kWh product to 16 kWh, which is highly anticipated in the market for 2027.

Operating Expenses

GAAP operating expenses for the third quarter were $18.7 million, compared to $20.3 million in the second quarter, a decrease of approximately 8%.

Net Loss and Adjusted EBITDA

Our GAAP net loss for the third quarter was $13.4 million, or $0.04 loss per share, compared to a GAAP net loss of $17.9 million, or $0.05 loss per share, in the second quarter. The third quarter included non-cash gains of $1.8 million from the change in fair value of Sponsor Earn-Out liabilities and $2.2 million from the change in fair value of deferred consideration related to the UZ Energy acquisition.

Excluding changes in the fair value of Sponsor Earn-Out liabilities, stock-based compensation, and depreciation and amortization, and including interest income, our non-GAAP net loss for the third quarter was $10.7 million, or $0.03 loss per share, compared to a non-GAAP net loss of $13.1 million, or $0.04 loss per share, in the second quarter. Adjusted EBITDA for the third quarter was a loss of $12.0 million, compared to a loss of $14.6 million in the second quarter.

Liquidity and Cash Flow

We ended the third quarter with cash, cash equivalents and short-term investments of approximately $137 million and no debt, compared to approximately $163 million at the end of the second quarter. That change includes $9.2 million we used in September to repurchase 16.2 million shares at an average price of $0.57 per share. We saw that as an opportunistic use of capital that reflects our confidence in the long-term value of SES. We have approximately $19.1 million remaining under our repurchase authorization. Excluding the repurchase, our net cash use in the quarter was approximately $16.5 million. Our capex-light business model remains a core financial discipline.

Capital Priorities and the Reverse Stock Split

Our capital priorities follow the flywheel described above: fund drone manufacturing readiness and customer qualification first, keep energy storage capital-efficient, and keep Molecular

5	Letter to Our Shareholders	Q3 2026

Universe spending focused on supporting our products and its own commercial growth.

In October, we filed a proxy statement seeking stockholder approval for a reverse stock split, which is designed to broaden our eligibility for institutional ownership and support our continued NYSE listing.

We believe this supports the long-term success of the business in three ways. First, maintaining our NYSE listing supports our standing with customers, partners and employees. Second, it opens our business up to a broader base of long-term institutional holders who can bring more stable ownership and liquidity. Third, it lets more investors evaluate SES on what matters: qualifications, orders, shipments and repeat customers. This action simply removes a barrier for our business, but the value we create over the long term will come from our own execution.

2026 Financial Outlook

For full-year 2026, we are reiterating our revenue outlook of $30 million to $35 million. Revenue through the third quarter was $18.4 million, which means the outlook implies fourth quarter revenue of approximately $11.6 million to $16.6 million.

In closing, we have leading technology, our own production facility, and approximately $137 million in liquidity as of the end of the third quarter, with no debt. What we need to demonstrate now is execution: customer qualifications, orders, shipments, and repeat customers. That is what our team is focused on, and we thank them for their hard work this quarter.

We are reassured by the positive momentum our business is exhibiting, and we believe the Flywheel is working: Charge is our revenue base today, Fly is advancing through qualification, and Discover is the engine that propels Charge and Fly to accelerate even faster. We look forward to continuing our focused execution on the key strategic priorities that will drive growth and scale across our business in the coming quarters and years. Thank you for your continued interest in SES AI.

Qichao Hu Founder, CEO and Chairman	Ray Liu Chief Financial Officer

6	Letter to Our Shareholders	Q3 2026

SES AI Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$70,697	$29,541
Short-term investments	66,592	170,091
Accounts receivable	10,138	4,783
Inventories	8,422	5,154
Prepaid expenses and other current assets	5,710	6,707
Total current assets	161,559	216,276
Property and equipment, net	24,281	28,866
Goodwill	13,272	13,272
Intangible assets, net	2,658	2,809
Right-of-use assets, net	6,594	7,638
Deferred tax assets	1,522	1,521
Other assets, non-current	2,494	2,264
Total assets	$212,380	$272,646
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$6,350	$5,694
Operating lease liabilities	2,077	2,298
Deferred consideration, current	5,875	1,093
Accrued expenses and other current liabilities	11,622	15,071
Total current liabilities	25,924	24,156
Sponsor Earn-Out liabilities	1,786	7,795
Operating lease liabilities, non-current	4,877	5,813
Unearned government grant	9,882	9,042
Deferred consideration, non-current	—	7,677
Other liabilities, non-current	3,506	3,408
Total liabilities	45,975	57,891
Stockholders’ Equity
Common stock: Class A shares, $0.0001 par value, 2,100,000,000 shares authorized; 311,994,539 and 321,551,078 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively; Class B shares, $0.0001 par value, 200,000,000 shares authorized; 43,881,251 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	35	37
Additional paid-in capital	583,151	588,355
Accumulated deficit	(415,300)	(371,911)
Accumulated other comprehensive loss	(1,489)	(1,726)
Total stockholders’ equity attributable to SES	166,397	214,755
Non-controlling interests	8	—
Total equity	166,405	214,755
Total liabilities and stockholders’ equity	$212,380	$272,646

7	Letter to Our Shareholders	Q3 2026

SES AI Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Revenue from contracts with customers:
Revenue	$6,640	$7,118	$18,423	$16,438
Cost of revenues	6,313	3,482	15,734	5,645
Gross profit	327	3,636	2,689	10,793
Operating expenses:
Research and development	9,595	15,625	31,988	55,222
General and administrative	9,150	6,660	26,184	20,500
Total operating expenses	18,745	22,285	58,172	75,722
Loss from operations	(18,418)	(18,649)	(55,483)	(64,929)
Other income:
Gain (Loss) on change in fair value of Sponsor Earn-Out liabilities	1,785	(3,913)	6,009	2,523
Interest income	1,291	2,274	4,457	7,311
Gain on change in fair value of deferred consideration	2,191	—	3,239	—
Miscellaneous expense, net	(220)	(740)	(1,050)	(344)
Total other income, net	5,047	(2,379)	12,655	9,490
Loss before income taxes	(13,371)	(21,028)	(42,828)	(55,439)
(Provision for) Benefit from income taxes	(9)	108	(555)	(564)
Net loss	(13,380)	(20,920)	(43,383)	(56,003)
Less: Net income attributable to non-controlling interests	6	—	8	—
Net loss attributable to SES	(13,386)	(20,920)	(43,391)	(56,003)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(241)	(695)	498	(931)
Unrealized gain (loss) on short-term investments	19	78	(261)	3
Total other comprehensive (loss) income, net of tax	(222)	(617)	237	(928)
Total comprehensive loss	$(13,608)	$(21,537)	$(43,154)	$(56,931)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.04)	$(0.06)	$(0.13)	$(0.17)

Weighted-average shares outstanding:
Basic and diluted	334,546,441	331,335,411	334,688,459	330,807,919

8	Letter to Our Shareholders	Q3 2026

SES AI Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash Flows From Operating Activities
Net loss	$(43,383)	$(56,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from change in fair value of Sponsor Earn-Out liabilities	(6,009)	(2,523)
Stock-based compensation	6,203	8,864
Depreciation and amortization	7,699	7,671
Gain from change in fair value of deferred consideration	(3,239)	—
Loss on disposal of fixed assets	—	616
Accretion income from available-for-sale short-term investments	(1,078)	(2,421)
Other	596	425
Changes in operating assets and liabilities:
Accounts receivable	(5,221)	(1,283)
Inventories	(3,004)	368
Prepaid expenses and other assets	1,221	(5,419)
Right-of-use assets	1,103	1,913
Accounts payable	1,066	178
Lease liabilities	(1,214)	(2,356)
Accrued expenses and other liabilities	(3,569)	2,015
Net cash used in operating activities	(48,829)	(47,955)
Cash Flows From Investing Activities
Purchases of property and equipment	(2,483)	(2,146)
Acquisition of business, net of cash acquired	—	795
Proceeds from the sale of short-term investments	—	4,997
Purchase of short-term investments	(31,991)	(194,798)
Proceeds from the maturities of short-term investments	136,081	147,448
Net cash provided by (used in) investing activities	101,607	(43,704)
Cash Flows From Financing Activities
Payments for taxes withheld on vesting of restricted stock	(2,429)	(418)
Payments for share repurchase	(9,164)	(1,605)
Proceeds from stock option exercises	185	13
Net cash used in financing activities	(11,408)	(2,010)
Effect of exchange rates on cash	(169)	177
Net increase (decrease) in cash, cash equivalents and restricted cash	41,201	(93,492)
Cash, cash equivalents and restricted cash at beginning of period	30,213	129,395
Cash, cash equivalents and restricted cash at end of period	$71,414	$35,903

Supplemental Cash and Non-Cash Information:
Accounts payable and accrued expenses related to purchases of property and equipment	$95	$937
Deferred consideration payable for acquisition	$—	$11,698

9	Letter to Our Shareholders	Q3 2026

SES AI Corporation – Supplemental Non-GAAP Information

(Unaudited)

	GAAP			Non-GAAP
(in thousands, except per share amount)	Q3 2026	Q3 2025	Q2 2026	Q3 2026	Q3 2025	Q2 2026
Revenue	6,640	7,118	5,072	6,640	7,118	5,072
Gross profit	327	3,636	1,147	204	3,712	1,151
Gross margin	4.9%	51.1%	22.6%	5.0%	52.1%	22.7%
Operating expenses	18,745	22,285	20,343	14,313	27,015	15,674
Loss from operations	(18,418)	(18,649)	(19,196)	(13,983)	(13,843)	(14,523)
Net loss	(13,379)	(20,920)	(17,905)	(10,720)	(12,309)	(13,116)
Basic and diluted Earnings per Share (“EPS”)	(0.04)	(0.06)	(0.05)	(0.03)	(0.04)	(0.04)

Reconciliation of Non GAAP Financial Measures

	Three Months Ended			Period/Year Ended
(in thousands)	September 30, 2026	September 30, 2025	June 30, 2026	September 30, 2026	December 31, 2025	December 31, 2024
Gross profit (GAAP)	327	3,636	1,147	2,689	11,307	1,288
Stock-based compensation	-	67	1	8	339	18
Depreciation and amortization	3	9	3	9	46	18
Gross profit (Non-GAAP)	330	3,712	1,151	2,706	11,692	1,324

Gross margin (GAAP)	4.9%	51.1%	22.6%	14.6%	53.8%	63.1%
Stock-based compensation	0.0%	1.0%	0.0%	0.0%	1.6%	0.9%
Depreciation and amortization	0.1%	0.1%	0.1%	0.1%	0.3%	0.9%
Gross margin (Non-GAAP)	5.0%	52.2%	22.7%	14.7%	55.7%	64.9%

Operating expenses (GAAP)	20,343	22,285	20,343	58,172	93,921	110,536
Stock-based compensation	(1,985)	2,111	(1,985)	(6,195)	(10,632)	(19,917)
Depreciation and amortization	(2,684)	2,619	(2,684)	(7,690)	(10,249)	(8,290)
Operating expenses (Non-GAAP)	15,674	27,015	15,674	44,287	73,040	82,329

Loss from operations (GAAP)	(19,196)	(18,649)	(19,196)	(55,483)	(82,614)	(109,248)
Stock-based compensation	1,986	2,178	1,986	6,203	10,971	19,935
Depreciation and amortization	2,687	2,628	2,687	7,699	10,295	8,308
Loss from operations (Non-GAAP)	(14,523)	(13,843)	(14,523)	(41,581)	(61,348)	(81,005)

Net loss (GAAP)	(13,379)	(20,920)	(17,905)	(43,382)	(73,040)	(100,185)
Interest income	(1,291)	(2,274)	(1,470)	(4,457)	(9,338)	(15,036)
Depreciation and amortization expense	2,334	2,628	2,687	7,699	10,295	8,308
Benefit (provision) from income taxes	9	(108)	132	555	231	188
EBITDA	(12,327)	(20,674)	(16,556)	(39,585)	(71,852)	(106,725)
(Gain) loss on change in fair value of Sponsor Earn-Out liabilities	(1,785)	3,913	(16)	(6,009)	(1,677)	5,306
Stock-based compensation	2,101	2,178	1,986	6,203	10,971	19,935
Adjusted EBITDA	(12,011)	(14,583)	(14,586)	(39,391)	(62,558)	(81,484)

10	Letter to Our Shareholders	Q3 2026

Interest income	1,291	2,274	1,470	4,457	9,338	15,036
Net loss (Non-GAAP)	(10,720)	(12,309)	(13,116)	(34,934)	(53,220)	(66,448)

Weighted-average shares outstanding	334,546,441	331,335,000	336,324,962	334,688,459	330,917,166	321,824,143
EPS GAAP	(0.04)	(0.06)	(0.05)	(0.13)	(0.22)	(0.31)
EPS Non-GAAP	(0.03)	(0.04)	(0.04)	(0.10)	(0.16)	(0.21)

Basic and Diluted EPS (GAAP)	(0.04)	(0.06)	(0.05)	(0.13)	(0.22)	(0.31)
Loss (gain) on change in fair value of Sponsor Earn-Out liabilities	(0.01)	0.01	—	(0.01)	(0.01)	0.02
Stock-based compensation	0.01	—	—	0.02	0.03	0.06
Depreciation and amortization expense	0.01	0.01	0.01	0.02	0.03	0.02
Benefit (provision) from income taxes	—	—	—	—	0.01	—
Basic and Diluted EPS (Non-GAAP)	(0.03)	(0.04)	(0.04)	(0.10)	(0.16)	(0.21)

11	Letter to Our Shareholders	Q3 2026

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” “project” and “pursue” or the negative of these terms or similar expressions. These statements are based on the beliefs and assumptions of the management of the Company. You should not place undue reliance on these forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot provide assurance that it will achieve or realize these plans, intentions or expectations. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, among other things, risks related to the development and commercialization of SES AI’s battery technology and the timing and achievement of expected business milestones; customer demand for drone battery cells, in particular NDAA compliant cells, risks related to the Company’s ability to increase and maintain manufacturing capacity and achieve expected production capacity thresholds and maintain quality standards; the timing, qualification and benefits of expanding manufacturing capacity at our drone battery plant in Chungju, South Korea; our ability to maintain NDAA compliance;  risks relating to changes in federal defense spending, budget timelines or government enforcement priorities impacting demand for NDAA compliant drone cells or changes in applicable requirements for NDAA compliance, risks relating to the uncertainty of achieving and maintaining profitability; risks relating to the uncertainty of meeting future capital requirements; potential supply chain difficulties; the ability to obtain raw materials, components or equipment through new or existing supply relationships; our use of artificial intelligence and machine learning may result in legal and regulatory risk;  risks resulting from SES’s strategic alliances and investments; product liability and other potential litigation, regulation and legal compliance; SES’s ability to attract, train and retain highly skilled employees and key personnel; developments in alternative technology or other fossil fuel alternatives; risks related to SES’s intellectual property; business, regulatory, political, operational, financial and economic risks related to SES’s business operations outside the United States; SES’s failure to satisfy certain NYSE listing requirements may result in its Class A common stock being delisted from the NYSE, which could eliminate or adversely affect the trading market for SES Class A common stock; the volatility of SES’s common stock and value of SES’s public warrants;  SES has, in the past, identified material weaknesses in its internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, and other factors described in our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

12	Letter to Our Shareholders	Q3 2026

Non-GAAP Financial Measures

This letter includes the use of non-GAAP financial measures, which are intended to provide supplemental information regarding our performance. These non-GAAP measures include Gross profit (Non-GAAP), Gross margin (Non-GAAP), Operating expenses (Non-GAAP), Loss from operations (Non-GAAP), EBITDA, Adjusted EBITDA, Net loss (Non-GAAP) attributable to SES shareholders, and Earnings per share (Non-GAAP).

We use these non-GAAP measures to supplement our financial reporting and to evaluate ongoing operations and results, facilitate internal planning and forecasting, and assess performance against prior periods, industry peers, and the broader market. These non-GAAP measures are not prepared in accordance with generally accepted accounting principles (GAAP) and should not be considered as an alternative to GAAP results. Industry peers and other companies may calculate similar non-GAAP measures differently. Non-GAAP financial measures have limitations, including that they exclude the impact of certain items that are included in the most directly comparable measure calculated and presented in accordance with GAAP, which adjustments reflect the exercise of judgment by management. We believe that these non-GAAP measures, when considered together with the GAAP results, provide investors with an additional understanding of our operating performance. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the supplemental non-GAAP information section at the end of this press release.

As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes the impact of one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of SES’s current operating performance and a comparison to its past operating performance:

Stock-based compensation expense. SES excludes the impact of stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by SES’s stock price at the time of an award, which can be volatile and over which management has limited to no control.

Depreciation and amortization. This item represents depreciation and amortization of purchased long-lived assets and acquired intangible assets, which are both non-cash expenses. Acquisition related amortization of acquired intangible assets are not reflective of SES’s ongoing financial performance.

Interest income. This item consists primarily of interest income on short term debt securities that primarily includes accretion income from the debt securities as they progress towards their maturity date.

Benefit (provision) from income taxes. This item represents the amount adjusted to SES’s GAAP tax provision or benefit to exclude the impact of the income tax effects of GAAP adjustments that are not reflective of SES’s ongoing financial performance.

(Loss) gain on change in fair value of Sponsor Earn-Out Liability. This item represents the amount adjusted to SES’s GAAP fair value liability for Sponsor Earn-Out shares, which is a non-cash adjustment that is more tied to the change in stock price rather than management’s operational performance.

Definitions

Gross profit (Non-GAAP), Gross margin (Non-GAAP), Operating expenses (Non-GAAP), and Loss from operations (Non-GAAP) represent, in each case, the corresponding GAAP financial measure adjusted to exclude the impact of stock-based compensation expense and depreciation and amortization.

EBITDA represents net loss attributable to SES shareholders adjusted to exclude the impact of interest income, taxes, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted to exclude the impact of loss (gain) on change in fair value of Sponsor Earn-Out liability and stock-based compensation.

Net loss (Non-GAAP) attributable to SES shareholders represents Adjusted EBITDA adjusted further to reinclude the impact of interest income.

Earnings per share (Non-GAAP) represents earnings (loss) per share adjusted to exclude the impact of taxes, depreciation and amortization, loss (gain) on change in fair value of Sponsor Earn-Out liability and stock-based compensation.

13	Letter to Our Shareholders	Q3 2026